80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1.480.333.3700

FOR IMMEDIATE RELEASE

MedAire Services Available on Aftermarket Jets through
Peregrine Aviation Channel Partnership

ORLANDO, Fla. (October 17, 2006) - Buyers of aftermarket Falcons, Hawkers, Gulfstreams, Challengers, Learjets, King Air and other turbo props will now receive MedAire Inc.’s life-saving products and services with their aircraft purchase.

Florida-based aircraft broker Peregrine Aviation Services, through a channel partner relationship with MedAire, will offer a medical-safety package option on all resale aircraft. The package will include a one-year subscription to the MedLink service, which provides crew with direct access to board certified emergency physicians within MedAire’s 24/7 MedLink Global Response Center. One Aircraft First Aid Kit and one Heartstream FR2 automated external defibrillator (AED) will also be included, along with MedAire’s exclusive Management of Inflight Illness and Injury training course for crewmembers.

For more than 20 years, MedAire has provided medical, safety and preparedness services to the Business and General Aviation markets, having served approximately 900 corporate aviation clients over the last year alone through its own direct sales efforts.

“This channel partnership with Peregrine Aviation is the first step in MedAire’s efforts to introduce medical and safety solutions to an entirely new set of clients that we most likely would not be able to reach without the help of Peregrine,” said MedAire CEO, James A. Williams. “Peregrine gives us access to the resale market immediately, rather than relying on other research databases that are often months behind and not entirely accurate or complete.”

“We’re pleased to offer MedAire products and services to our customers as part of our commitment to quality,” said Robert Dandeneau, CEO of Peregrine Aviation. “MedAire’s reputation in the business aviation community is unparalleled – from its training courses offered at FlightSafety International and CAE SimuFlite locations – to its OEM relationships with aircraft manufacturers and industry suppliers. Our customers will gain peace of mind by having access to such life-saving products and services.”

Similar services are currently provided to owners of new Boeing Business Jet, Embraer, Gulfstream and Bombardier aircraft through MedAire’s strategic OEM partnerships. Additionally, industry suppliers such as AirCell and Universal Weather have partnered with MedAire, providing passengers and crew with one-touch access to emergency room physicians at MedAire’s 24/7 MedLink Global Response Center.

About Peregrine Aviation Services
Peregrine Aviation Services, a broker of pre-owned aircraft, with current headquarters based in Boca Raton, FL, are known as the industry’s Falcon experts. The brokerage also sells Hawkers, Gulfstreams, Challengers, Learjets, King Air and other turbo props. Peregrine has additional offices in Hackensack, N.J., Charleston, S.C. and Atlanta, GA.

About MedAire
Since 1985, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries.  The company prepares its clients with knowledge, confidence and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7/365 direct telephonic access to board-certified physicians, medical education, and medical kits and defibrillators. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

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Media Contacts:
Peregrine Aviation Services, Inc.: Office: +1.561.417.6300

MedAire: Jill Drake, Office: +1.480.333.3700, Cell: 602-502-6206, E-mail: jdrake@medaire.com